Exhibit 99.1

MJET RETAINS CONSULTANTS AND BEGINS PROCESS OF
RAISING ADDITIONAL CAPITAL

REDMOND, Wash., July 27, 2004 -- Marine Jet Technology Corp (OTC BB: MJET) announced today that the Company has retained the services of two strategic consultants that specialize in assisting small cap public companies such as MJET to more effectively execute their business plans.

Additionally, MJET announced that the Company has undertaken initial steps towards the process of securing equity financing for the Company. The Company recently began discussions with firms that specialize in providing equity funding for public companies. Management intends to begin reviewing the various funding options available to the Company in order to select the type of funding package that will best serve the needs of the Company.

Jeff Jordan, CEO of Marine Jet Technology Corp stated, "I am pleased to announce that the Company has retained the services of these consultants to assist with the complexities of best utilizing the tools available to small cap publicly traded companies. I believe that the Company will greatly benefit by having strategic consultants assist Marine Jet to more efficiently and effectively execute our business plan."

Mr. Jordan additionally stated, "I believe that the Company has developed a novel product whose time has come. We are now taking the steps that are necessary to bring our product from the prototype stage into production and the marketplace. While there aren't any comprehensive numbers kept nationally on accidents and deaths due to propeller driven boats, I believe boating enthusiasts would be surprised if such statistics were available. I believe that Marine Jet's technology would greatly reduce such accidents as well as provide a safer environment for marine animals such as fish and manatees that come in contact with propellers."

About Marine Jet Technology Corp - Marine Jet Technology Corp is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol MJET. The Company is presently a development stage company that intends to capitalize upon the market opportunities within the boating industry. More information is available about Marine Jet Technology Corp at http://www.marinejettech.com

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's access to future capital, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This press release is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities.

Contact:
Marine Jet Technology Corp.
Martha Jordan, Media Relations
(425) 869-2723
News@marinejettech.com